Prospectus Supplement No. 5

Filed Pursuant to Rule 424(b)(3)

File No. 333-273359

SeaStar Medical Holding Corporation

3513 Brighton Blvd,

Suite 410

Denver, CO 80216

(844) 427-8100

Prospectus Supplement No. 5

(to the Prospectus dated August 10, 2023)

This Prospectus Supplement No. 5 supplements and amends the prospectus dated August 10, 2023, as amended by Prospectus Supplement No. 1 dated August 15, 2023, by Prospectus Supplement No. 2 dated August 15, 2023, Prospectus Supplement No. 3 dated August 15, 2023 and by Prospectus Supplement No. 4 dated September 12, 2023 (the “Prospectus”), relating to the sale from time to time of up to 1,096,972 shares of our common stock by a selling shareholder.

On September 8, 2023, we filed with the U.S. Securities and Exchange Commission the attached Current Report on Form 8-K.

This Prospectus Supplement No. 5 should be read in conjunction with the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 5 supersedes the information contained in the Prospectus.

Our common stock is traded on the Nasdaq Stock Market under the symbol “ICU”. On September 13, 2023, the last reported sale price of our common stock was $0.20 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 5 of the Prospectus dated August 10, 2023.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement No. 5 is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 5 is September 14, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 06, 2023

SeaStar Medical Holding Corporation

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39927	85-3681132
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3513 Brighton Blvd, Suite 410 Denver, Colorado	80216
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: 844 427-8100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock par value $0.0001 per share	ICU	The Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of Common Stock for $11.50 per share	ICUCW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.07	Submission of Matters to a Vote of Security Holders.

The special meeting of stockholders (the “Special Meeting”) of SeaStar Medical Holding Corporation (the “Company”) was held virtually on September 6, 2023 at 10:00 a.m., Mountain Time. The following proposals were approved by the stockholders, each by the votes set forth below:

Proposal 1. To approve an amendment to the Third Amended and Restated Certificate of Incorporation of the Company (the “Charter”) to effect a reverse stock split of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) at a ratio to be determined by the Board of Directors within a range of 1-for-10 to 1-for-100, without reducing the authorized number of shares of the Common Stock, to be effected in the sole discretion of the Board of Directors at any time within one year of the date of the Special Meeting without further approval or authorization of stockholders.

Votes For	Votes Against	Abstentions	Broker Non-Votes
11,039,200	583,111	5,814	0

Proposal 2. To approve an amendment to the Charter to increase the authorized number of shares of Common Stock from 100,000,000 shares to 500,000,000 shares.

Votes For	Votes Against	Abstentions	Broker Non-Votes
11,005,353	622,458	314	0

Proposal 3. To approve, for purposes of complying with Nasdaq Listing Rule 5635(d), the potential issuance of shares of Common Stock issuable by the Company pursuant to the conversion or exchange of the Notes (as defined in the proxy statement).

Votes For	Votes Against	Abstentions	Broker Non-Votes
11,090,484	536,455	1,186	0

Proposal 4. To approve an amendment to the Company’s 2022 Omnibus Equity Incentive Plan to increase the number of authorized shares under the Plan to 1,850,000 shares.

Votes For	Votes Against	Abstentions	Broker Non-Votes
11,027,234	600,312	579	0

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SeaStar Medical Holding Corporation

	By:	/s/ Eric Schlorff
Date: September 8, 2023	Name:	Eric Schlorff
	Title:	Chief Executive Officer